UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2019

EL POLLO LOCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36556	20-3563182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3535 Harbor Blvd., Suite 100, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 599-5000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Appointment of Miguel Lozano as Chief Operating Officer

On March 26, 2019, the registrant ("we", "us", or the "Company") announced that effective April 1, 2019, Miguel Lozano, age 55, has been appointed Chief Operating Officer of the Company. Mr. Lozano will report to Bernard Acoca, our Chief Executive Officer and President, and assumes full leadership of our operations, including Company operations, franchise operations, operations services, field training, and restaurant openings, and will be responsible for formulating organizational strategy to drive brand growth and profitability.

Before joining the Company, Mr. Lozano, spent twenty-three years at Starbucks Corporation ("Starbucks") in various capacities, most recently as Regional Vice President of Operations for Los Angeles, Central, and Coastal California since 2011. Prior to that he served as Director of Operations, from 1996 to 2011, leading stores in the Orange County, California area, as well as Director of Business Systems Transformation from 2005 to 2009. Mr. Lozano also held positions with Carlton Restaurants Worldwide and began his career as a Restaurant General Manager and Area Leader with the Company. Mr. Lozano's leadership skills and extensive knowledge of the restaurant industry will be instrumental in his role as Chief Operating Officer as the Company simplifies and transforms its operating platform.

In connection with Mr. Lozano's hiring, the Company entered into an employment agreement with Mr. Lozano, which sets forth the terms and conditions under which he will serve as the Company’s Chief Operating Officer. The term of the agreement will commence on April 1, 2019 (the "Effective Date"), and will expire on the one-year anniversary of the Effective Date, provided that the term will automatically extend for an additional one-year period on each expiration date thereof (with non-renewal thereof by the Company treated the same as termination with cause). Mr. Lozano will receive an initial annual base salary of $325,000, a target annual bonus equal to 75% of base salary and, starting in 2020, an annual discretionary equity grant, as determined by the Board of Directors. During the term of the employment agreement Mr. Lozano will be entitled to employee benefits on the same basis as those generally available to other senior executives. Mr. Lozano will also be entitled to at least four weeks of vacation per year and an automobile allowance substantially similar to that provided to other similarly situated senior executives. The employment agreement provides that in connection with his hiring, Mr. Lozano will receive a one-time sign-on grant of approximately $100,000 worth of time-vested options (vesting ratably over four years), and approximately $250,000 worth of time-vested restricted stock units or restricted shares (vesting ratably over four years). Mr. Lozano will also be entitled to a one-time lump sum payment equal to $20,000, provided that he is obligated to repay such amount if his employment is terminated without good reason or for cause, as such terms are defined in the employment agreement, within one year of the Effective Date. The employment agreement provides that in the event that Mr. Lozano’s employment is terminated due to death or disability he will be entitled to a prorated annual bonus for the year of termination based on achievement of performance goals. The employment agreement also provides that in the event that Mr. Lozano’s employment is terminated without cause or for good reason, then he will be entitled to receive a prorated annual bonus for the year of termination based on actual performance and continuation of payment of base salary for twelve (12) months, subject, in each case, to the execution of a general release and compliance with applicable restrictive covenants. The employment agreement contains a one-year post-termination confidentiality covenant and a non-interference covenant which is applicable to the Company’s relationships with suppliers, customers and partners. The employment agreement also contains a one-year post-termination, non-solicitation covenant applicable to Company employees.

There is no arrangement or understanding between Mr. Lozano and any other person(s) pursuant to which he was selected as an officer. There are no family relationships between Mr. Lozano and any other director, executive officer, or person nominated or chosen by us to become a director or executive officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the employment agreement with Mr. Lozano is qualified in its entirety by the applicable documents. The Company's March 26, 2019, press release announcing the appointment of Mr. Lozano is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)    Exhibits

99.1 Press Release of the Company dated March 26, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2019                EL POLLO LOCO HOLDINGS, INC.

/s/ Laurance Roberts
Laurance Roberts
Chief Financial Officer